EXHIBIT 24.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Burlington Coat Factory Warehouse Corporation and subsidiaries on Form S-8 of our report dated August 2, 2001, appearing in the Annual Report on Form 10-K of Burlington Coat Factory Warehouse Corporation and subsidiaries for the year ended June 2, 2001.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania

November 29, 2001